EXHIBIT 21.1

SUBSIDIARIES

OF

SGS INTERNATIONAL, INC.

The following table lists, as of April 29, 2006, the direct and indirect subsidiaries of SGS International, Inc., and their respective jurisdictions of organization:

Where Incorporated
Southern Graphic Systems, Inc.	Kentucky
Southern Graphic Systems Mexico, S.de R.L. de C.V.	Mexico
SGS-UK Limited	United Kingdom
SGS-UK Holdings Limited	United Kingdom
Project Dove Holdco, Inc.	Delaware
Project Dove Manitoba, LP	Manitoba
Southern Graphic Systems – Canada, Co.	Nova Scotia
MCG Graphics Limited	United Kingdom
Mozaic Group, Ltd.	Missouri